Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 13, 1996, which appears on page 40 of the 1995 Annual Report to the Stockholders of The Interpublic Group of Companies, Inc., which is incorporated by reference in The Interpublic Group of Companies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse L.L.P.


New York, New York
March 6, 1997